Exhibit 99.1

WisdomTree Digital Trust

250 West 34th Street

3rd Floor

New York, NY 10119

June 25, 2025

VIA EDGAR

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Attention: Office of Filings, Information & Consumer Service

Re:	WisdomTree Digital Trust (the “Funds”)

File Nos.: 333-255575 and 811-23659

Fidelity Bond Filing Pursuant to Rule 17g-1

Dear Sir/Madam:

Pursuant to Rule 17g-1 of the Investment Company Act of 1940, as amended (“1940 Act”), please be advised that the premium associated with the Funds’ Investment Company Blanket Bond in the amount of $1,000,000 has been processed for payment for the March 31, 2025 to March 31, 2026 policy year.

If you have any questions concerning this filing, please do not hesitate to contact me at (917) 267-3721 or jmayo@wisdomtree.com.

Very truly yours,

/s/Joshua Mayo
By:	Joshua Mayo
Title:	Assistant Secretary, WisdomTree Digital Trust